Exhibit 99.1

Rogers Corporation Reports 2010 Fourth Quarter and Year-End Results

ROGERS, Conn.--(BUSINESS WIRE)--February 17, 2011--Rogers Corporation (NYSE:ROG) today announced fourth quarter 2010 revenues of $97.3 million and earnings per diluted share of $0.65. Earnings include a one-time gain of $0.13 per diluted share related to the sale of the Company’s position in the 50/50 joint venture, Rogers Chang Chun Technology Co., Ltd. (RCCT). Also included is a one-time gain of $0.19 per diluted share related to certain favorable tax reserve adjustments, partially reduced by net charges of $0.11 per diluted share, comprised primarily of costs related to the acquisition of Curamik Electronics GmbH and the net impact of certain other one-time items. Revenues and earnings exceeded the Company’s guidance announced on November 1, 2010 of $91 - $96 million in revenues and $0.52 - $0.57 earnings per share (including a forecasted $0.15 earnings per diluted share related to the gain on the sale of RCCT). Fourth quarter 2009 revenues were $78.0 million with net earnings of $0.45 per diluted share, which included $0.05 of earnings per diluted share from one-time favorable adjustments.

Net sales for the full year 2010 were $379.2 million, an increase of 30% from the $291.8 million in 2009. Full year 2010 earnings per diluted share were $2.16 compared to a net loss of $4.01 per share for the full year 2009. The 2010 results include net one-time favorable adjustments of $0.21 per diluted share while 2009 results included one-time net charges of $4.29 per share, comprised primarily of asset impairments, a valuation allowance on the Company’s US deferred tax assets, and other tax adjustments.

A reconciliation of GAAP to non-GAAP operating results for the fourth quarter and full year 2010 and 2009 is included at the end of this release.

High Performance Foams

High Performance Foams had record fourth quarter 2010 sales of $38.4 million, an increase of 35.2% compared to fourth quarter 2009 sales of $28.4 million. The fourth quarter of 2010 saw continued strength in sales of high performance foam products for sealing and cushioning applications in mobile internet devices including large touch screen display devices, such as tablets. Sales of foam products into the mass transit market for seating and sealing applications, advanced materials for ensuring reliability in large batteries for hybrid-electric vehicles, and impact products for the sports equipment market were all solid in the quarter.

Printed Circuit Materials

Sales of Printed Circuit Materials for the fourth quarter of 2010 were $35.5 million, an increase of 19.1% from the $29.8 million reported in the fourth quarter of 2009. The fourth quarter of 2010 had increased demand for printed circuit materials in the wireless infrastructure market as the global roll-out of 3G and 4G systems remained strong. Defense and satellite TV markets were stable while sales into automotive safety radar sensors increased significantly.

Power Distribution Systems

Power Distribution Systems had all time record sales of $12.4 million in the fourth quarter of 2010, compared to sales of $11.0 million reported in the fourth quarter of 2009. Sales in the quarter were particularly robust in Asia for mass transit applications, which helped drive the record quarterly sales. Clean Technology applications for renewable energy and power electronics experienced increased demand for power distribution systems, primarily in Europe and Asia.

Joint Ventures

During the fourth quarter of 2010 the Company sold its position in the 50/50 joint venture, Rogers Chang Chun Technology Co., Ltd., for $9.3 million and recorded a gain of approximately $3.2 million or $0.13 per diluted share.

Rogers’ continuing 50% owned high performance foam joint ventures with INOAC Corporation had quarterly sales totaling $21.2 million compared to $20.7 million in the fourth quarter of 2009. Total 2010 sales for the ongoing joint ventures were $77.9 million compared to $65.4 million in 2009.

Operational Highlights

Rogers’ gross margin was 36.1% for the full year and 33.2% for the fourth quarter 2010, which compare to 27.2% for the full year and 30.4% for the fourth quarter 2009. Inventories at year end totaled $47.6 million versus $33.8 million at the end of 2009 and there were 9.5 weeks of inventory on hand at the end of 2010 compared to 8.2 weeks of inventory on hand at the end of 2009.

Rogers ended the year with a very strong balance sheet with a combined cash and cash equivalents of $80.1 million. The Company held auction rate securities of $37.6 million at par at year-end. During 2010, approximately $5.8 million of these securities were redeemed at par. Capital expenditures were $12.6 million for the full year 2010, compared to $12.1 million in 2009. Rogers expects capital expenditures of approximately $25 million in 2011.

The Company's 2010 effective tax rate was 14.0%. The 2010 tax rate was favorably impacted by the release of a valuation allowance on certain US deferred tax assets, the favorable settlement of tax matters in foreign jurisdictions, and other one-time discrete items. The Company believes the tax rate for 2011 will be in the 25% range.

As announced on January 4, 2011, Rogers acquired 100% of the stock of Curamik Electronics GmbH for €116 million (subject to post closing audit adjustments). Curamik is a manufacturer of power electronic substrate products headquartered in Eschenbach, Germany. Founded in 1983, Curamik is the worldwide leader for development and production of direct copper bonded (DCB) ceramic substrate products used in the design of intelligent power management devices. These devices enable a wide range of products including highly efficient industrial motor drives, wind and solar energy converters and hybrid-electric vehicle drive systems. Curamik results will be consolidated with Rogers beginning in the first quarter of 2011.

Robert D. Wachob, Rogers’ President and CEO commented; “I am very pleased with the results of 2010. Our people did a great job of maintaining the cost reduction gains of 2009 while growing our sales by 30% and achieving all-time record gross margins of 36%. Additionally, our three core reporting segments of High Performance Foams, Printed Circuit Materials, and Power Distributions Systems achieved all-time annual record sales of $332 million. As the new year began we completed a strategic acquisition of Curamik which will make Clean Technology our largest megatrend market in 2011. The first quarter is a time in which we expect to complete many projects to increase our capacity, improve our productivity, and streamline our asset base. When the first quarter ends we expect to have completed the start-up of our Printed Circuit Materials factory in Suzhou, China and our Power Distribution Systems operation in our existing facility in Arizona. We expect the amortization of the write up of the Curamik inventory from the acquisition will have been completed and the first of two planned capacity expansions of Curamik will be finished, which is needed to meet the growing demands of the market. We also expect to have sold an unused off campus building in Suzhou. Additionally, we expect a more than 25% increase in our Printed Circuit Materials custom product capacity in Arizona will have been fully implemented at minimal cost due to a very successful Six Sigma® black belt project. The expansions, start-ups, and amortization of the Curamik inventory write up will add to our expenses in the 2011 first quarter. These temporary higher expenses will be largely offset by the gain on the sale of an unutilized building. I am optimistic about the first quarter and even more so for the second quarter and the year. We expect first quarter sales of $123 - $127 million and earnings per diluted share of $0.49 to $0.53.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components that enable high performance and reliability of consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 178 years of materials science and process engineering knowledge, Rogers provides product designers with solutions to their most demanding challenges. Rogers’ products include advanced circuit materials for wireless infrastructure, power amplifiers, radar systems, high speed digital; power electronics for high-voltage rail traction, hybrid-electric vehicles, wind and solar power conversion; and high performance foams for sealing and energy management in smartphones, aircraft and rail interiors, automobiles and apparel; and other advanced materials for diverse markets including defense and consumer products. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, Belgium, China, Germany, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Statements in this news release, including but not limited to projections of financial results and planned operational enhancements for the first quarter 2011 that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and risks. These uncertainties and risks include, but are not limited to, general economic conditions, market demand and pricing, the possibility that anticipated benefits of acquisitions may not materialize as expected, competitive and cost factors, unanticipated delays in completing our planned operational enhancements to various facilities, rapid technological change, new product introductions, legal proceedings, and the like. Forward looking statements in this press release should be evaluated together with these as well as the other uncertainties and risks that affect Rogers Corporation’s business, particularly those discussed in its most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of February 17, 2011 and Rogers undertakes no duty to update this information unless required by law.

Additional Information and February 18, 2011 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: www.rogerscorp.com

A conference call to discuss fourth quarter and year-end results will be held on Friday, February 18, 2011 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO
Dennis M. Loughran, Vice President Finance and CFO
Debra J. Granger, Vice President Corporate Compliance and Controls
Robert M. Soffer, Vice President and Secretary
Ronald J. Pelletier, Corporate Controller and Principal Accounting Officer
William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Friday, February 25, 2011. The passcode for the audio replay is 43896544.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Year Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net sales	$97,313	$77,959	$379,188	$291,821
Cost of sales	65,041	54,253	242,487	212,546
Gross margin	32,272	23,706	136,701	79,275

Selling and administrative expenses	24,078	16,607	89,554	68,549
Research and development expenses	5,575	3,869	19,789	17,395
Restructuring and impairment charges	-	4,792	-	22,903
Operating income (expense) net	2,619	(1,562)	27,358	(29,572)

Equity income in unconsolidated joint ventures	2,310	1,968	8,658	5,462
Other income less other charges	316	1,149	1,366	1,040
Net investment gain (loss)	(287)	89	(553)	(364)
Interest income, net	10	9	184	377
Gain on Acquisition / Disposal	3,173	-	3,173	2,908
Income (loss) from continuing operations before income taxes	8,141	1,653	40,186	(20,149)

Income tax expense (benefit)	(2,407)	(5,397)	5,615	42,721
Net income (loss)	$10,548	$7,050	$34,571	$(62,870)

Basic net income (loss) per share:	$0.67	$0.45	$2.19	$(4.01)
Diluted net income (loss) per share:	$0.65	$0.45	$2.16	$(4.01)

Shares used in computing:
Basic	15,833,170	15,741,624	15,800,913	15,691,579
Diluted	16,133,987	15,786,741	16,005,662	15,691,579

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$80,135	$57,738
Short–term investments	186	399
Accounts receivable, net	61,995	46,179
Accounts receivable from joint ventures	1,338	2,654
Accounts receivable, other	3,773	909
Taxes Receivable	1,706	2,677
Inventories	47,574	33,826
Prepaid income taxes	1,938	1,949
Deferred income taxes	1,492	484
Asbestos-related insurance receivables	8,563	6,944
Assets held for sale	5,841	5,841
Other current assets	7,042	4,615
Total current assets	221,583	164,215

Property, plant and equipment, net	120,087	123,140
Investments in unconsolidated joint ventures	25,452	33,968
Deferred income taxes	17,120	8,227
Goodwill and other intangibles	35,984	10,340
Asbestos-related insurance receivables	20,733	20,466
Long-term marketable securities	33,592	37,908
Investments, Other	5,000	5,000
Other long-term assets	5,323	4,214
Total assets	$484,874	$407,478

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$16,296	$9,308
Accrued employee benefits and compensation	26,692	16,081
Accrued income taxes payable	1,528	1,349
Asbestos-related liabilities	8,563	6,944
Other current liabilities	12,362	9,163
Total current liabilities	65,441	42,845

Pension liability	31,980	28,641
Retiree health care and life insurance benefits	8,144	8,053
Asbestos-related liabilities	21,159	20,587
Non-current income tax	15,339	8,299
Deferred Income Taxes	8,745	5,406
Other long-term liabilities	3,534	697
Shareholders’ equity	330,532	292,950
Total liabilities and shareholders’ equity	$484,874	$407,478

Notes to Reconciliation of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain one-time expenses that may not be indicative of the core business operating results. Rogers believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and liquidity and when planning, forecasting and analyzing future periods.

Reconciliation of GAAP to Non-GAAP Earnings Per Share for the Fourth Quarter and Full Year 2010 and 2009

	2010	2009
Q4 GAAP earnings per share (continuing operations)	$0.65	$0.45
Less: Impairment of certain long-lived assets	-	0.25
Costs related to Curamik acquisition	0.09	-
MTI Global integration costs	-	0.08
Other favorable adjustments	0.02	-
Benefit of net operating loss carry back extension and release of related valuation allowance due to legislation enacted in Q4 2009	-	(0.32)
Benefit from tax reserve adjustments	(0.19)	-
Gain on sale of RCCT	(0.13)	-
Other tax adjustments	-	(0.06)
Q4 Non-GAAP earnings per diluted share	$0.44	$0.40

Full Year GAAP earnings (loss) per share (continuing operations)	$2.16	$(4.01)
Less: Valuation allowance on US deferred tax asset	-	3.38
Impairment of certain long-lived assets	-	1.12
Severance charges	-	0.25
Acquisition related costs	0.12	-
MTI Global integration costs	-	0.13
Product liability claim	-	0.12
Inventory restructuring reserves and auction rate security valuation impairments	-	0.07
Benefit of net operating loss carry back extension and release of related valuation allowance due to legislation enacted in Q4 2009	-	(0.33)
Tax benefit on foreign impairment charges	-	(0.21)
Benefit from tax reserve adjustments	(0.19)	-
Gain on acquisition of MTI Global assets	-	(0.18)
Gain on sale of RCCT	(0.13)	-
Other tax adjustments	-	(0.06)
Other adjustments	(0.01)	-
Full Year Non-GAAP earnings per share	$1.95	$0.28

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
Fax: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorp.com